Exhibit 4.9

CONSENT AMENDMENT FOR 2023 BONDS

THIS AMENDMENT AGREEMENT (the “Consent Amendment”) is made as of June 24, 2014, between Petróleos Mexicanos and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (as fiscal agent under the Fiscal Agency Agreement (as defined below), the “Fiscal Agent”).

WHEREAS, Petróleos Mexicanos issued U.S. $250,000,000 of its 8.625% Bonds due 2023 (the “2023 Bonds”) pursuant to the fiscal agency agreement, dated as of June 16, 1993, between Petróleos Mexicanos and the Fiscal Agent (as amended and restated as of February 26, 1998, the “Fiscal Agency Agreement”);

WHEREAS, Section 13 of the terms and conditions of the 2023 Bonds provides that certain modifications and amendments of the 2023 Bonds, including Section 9(j) of the terms and conditions of the 2023 Bonds, may be made with the consent of the Holders (as defined in the 2023 Bonds) of at least a majority of the aggregate principal amount of the 2023 Bonds at the time outstanding;

WHEREAS, U.S. $9,345,000 in aggregate principal amount of the 2023 Bonds are outstanding;

WHEREAS, Petróleos Mexicanos desires to amend certain provisions of the 2023 Bonds;

WHEREAS, pursuant to a Consent Solicitation Statement dated June 3, 2014 (the “Consent Solicitation Statement”), Petróleos Mexicanos solicited the consents (“Consents”) of the Holders to consent to an amendment to the 2023 Bonds described in the Consent Solicitation Statement and set forth below (the “Amendment”) in exchange for a payment to each Holder whose validly delivered Consent is accepted on the terms and subject to the conditions set forth in the Consent Solicitation Agreement (the “Consent Fee”) and the Holders of at least a majority in aggregate principal amount of the outstanding 2023 Bonds (the “Required Consents”) duly consented to the Amendment at or prior to 5:00 p.m. (New York City time) on June 17, 2014 (or as extended by Petróleos Mexicanos with respect to the 2023 Bonds, the “Expiration Time”);

WHEREAS, Petróleos Mexicanos has heretofore delivered, or is delivering contemporaneously herewith, to the Fiscal Agent evidence of the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 2023 Bonds; and

WHEREAS, the parties have agreed, in accordance with Section 13 of the 2023 Bonds, to amend the 2023 Bonds.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1. Upon the occurrence of the Consent Solicitation Completion Date (as defined below), the text of Section 9(j) of the terms and conditions of the 2023 Bonds shall be amended and restated in its entirety as follows:

Control: PEMEX shall cease to be a public-sector entity of the Government or the Government shall otherwise cease to control PEMEX or any Guarantor; or PEMEX or any of the Guarantors shall be dissolved, disestablished or shall suspend its respective operations, and such dissolution, disestablishment or suspension of operations is material in relation to the business of PEMEX and the Guarantors taken as a whole; or PEMEX, the Guarantors and entities that they control shall cease to be, in the aggregate, the primary public-sector entities which conduct on behalf of Mexico the activities of exploration, extraction, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, extraction, production and first-hand sale of gas; for purposes of this provision, the term “primary” shall refer to the production of at least 75% of the barrels of oil equivalent of crude oil and gas produced by public-sector entities in Mexico;

As used in this Consent Amendment, “Consent Solicitation Completion Date” shall mean such time as each of the following events shall have occurred with respect to the 2023 Bonds in accordance with the terms and conditions of the Consent Solicitation Statement: (i) the Required Consents for the 2023 Bonds shall have been accepted at or prior to the applicable Expiration Time; and (ii) each Holder of the 2023 Bonds whose validly delivered Consent has been accepted shall have received payment of the applicable Consent Fee.

SECTION 2. This Consent Amendment amends the 2023 Bonds and shall be a part, and subject to all the terms of, the Fiscal Agency Agreement. Except as expressly supplemented and amended hereby, the Fiscal Agency Agreement and the 2023 Bonds issued thereunder are in all respects ratified and confirmed. In the event definitive 2023 Bonds are issued in accordance with Section 3 of the Fiscal Agency Agreement, such definitive Bonds will incorporate the Consent Amendment.

SECTION 3. The consent given to this Consent Amendment by the Holders is conclusive and binding on all subsequent holders of the 2023 Bonds.

SECTION 4. This Consent Amendment may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Consent Amendment by facsimile shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5. This Consent Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 6. The Fiscal Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Consent Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by Petróleos Mexicanos.

IN WITNESS WHEREOF the parties hereto have caused this Consent Amendment to be duly executed as of the date first written above.

PETRÓLEOS MEXICANOS

By:	/s/ CARLOS CARAVEO SÁNCHEZ
Name:	Carlos Caraveo Sánchez
Title:	Associate Managing Director of Finance of Petróleos Mexicanos

DEUTSCHE BANK TRUST COMPANY AMERICAS
By: Deutsche Bank National Trust Company

By:	/s/ IRINA GOLOVASHCHUK
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ DEBRA A. SCHWALB
Name:	Debra A. Schwalb
Title:	Vice President